Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release is made and entered into this 22nd day of November 2002, by and between Bristol-Myers Squibb Company (“Bristol”), a Delaware corporation having a place of business at 345 Park Avenue, New York, New York, and DepoMed, Inc. (“DepoMed”), a California corporation having a place of business at 1360 O’Brien Drive, Menlo Park, California.  Bristol and DepoMed are collectively referred to herein as “the Parties.”

WITNESSETH

WHEREAS, DepoMed commenced Civil Action No. C02-0336 WHA against Bristol in the United States District Court for the Northern District of California (“the Litigation”), alleging infringement of United States Patent 6,430,475 (the “‘475 patent”) and asserting other causes of action against Bristol for unfair competition, breach of contract and the covenant of good faith and fair dealing and misappropriation of trade secrets and ideas under state law;

WHEREAS, Bristol asserted counterclaims against DepoMed in the litigation for breach of contract and declaratory judgment of non-infringement and invalidity of, and ownership interest in the ‘475 patent;

WHEREAS, Bristol obtained leave of court to assert claims against Biovail Laboratories Incorporated for interference with contract and unfair competition;

WHEREAS, the Parties desire to amicably resolve the Litigation and all claims that have been and/or could be asserted therein by the Parties;

WHEREAS, in settlement of the Litigation, Bristol has agreed to pay a certain sum to DepoMed, DepoMed has agreed to dismiss with prejudice all claims it has asserted or could have asserted in the Litigation, Bristol has agreed to dismiss with prejudice all claims it has asserted or could have asserted in the Litigation, and the Parties have agreed to certain licenses of their respective patent rights and to mutual releases, as more fully described below.

NOW, THEREFORE, for and in consideration of the mutual licenses, releases, covenants and the promises herein contained, the Parties, intending to be legally bound, and to legally bind their respective successors, hereby agree as follows.

1.0                               Definitions

1.01                        “The DepoMed Patents” means United States Patent 6,340,475, which issued on January 22, 2002, and any United States or non-United States patent application or patent that publishes or issues in any country which claims priority based on either or both of United States patent application serial number 08/870,509 filed in the United States on June 6, 1997, or United States patent application serial number 09/282,233 filed in the United States on March 29, 1999, including all continuations, continuations-in-part, divisionals, re-examinations, extensions or reissues of any such patents or patent applications.

1.02                        “The Bristol Patents” shall mean U.S. Patent 6,475,521, which issued on

November 5, 2002 and any United States or non-United States patent application or patent that publishes or issues in any country which claims priority based on either or both of United States patent application serial number 09/044,446 filed in the United States on March 19, 1998, or United States Patent Application serial number 09/398,107 filed in the United States on September 16, 1999, including all continuations, continuations-in-part, divisionals, re-examinations, extensions or reissues of any such patents or patent applications.

1.03                        “Bristol’s Partners” shall mean Merck KgaA and Merck Sante s.a.s., and their successors.

1.04                        “DepoMed’s Partner” shall mean:  (i) Biovail Laboratories Incorporated; (ii) any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Biovail Laboratories Incorporated; or (iii) the successors of the foregoing corporations and entities.

1.05                        “The Letter Agreement” refers to the July 11, 1996 Letter Agreement between DepoMed and Bristol concerning a joint research project to develop formulations of the drug metformin for Bristol.

2.0          Payment

2.01                        In consideration of the licenses and releases granted herein and for settlement of the Litigation, Bristol agrees to make a cash payment of $18,000,000.00 to DepoMed.

2.02                        Bristol shall make the payment in paragraph 2.01 no later than five (5) business days after execution of this Settlement Agreement and Release by the Parties.

3.0                               Grant of Licenses

3.01                        DepoMed’s Grant of License to Bristol and its Partners for Metformin Products.  DepoMed hereby grants to Bristol and Bristol’s Partners a royalty-free, worldwide, non-exclusive, irrevocable and paid-up license, to the DepoMed Patents with respect to any product that includes metformin.  Bristol and its Partners have the express right to sublicense the DepoMed Patents to any entities authorized by Bristol or its Partners to make, use, sell, or offer to sell a product that includes metformin for or on behalf of Bristol or Bristol’s Partners.

3.02                        DepoMed’s Grant of License to Bristol for Non-Metformin Products.  With respect to any other product (not containing metformin), DepoMed hereby grants to Bristol a royalty-free, worldwide, non-exclusive, irrevocable and paid-up license to the DepoMed Patents, including the express right to sublicense, provided that such product incorporates (a) a compound conceived and developed by Bristol, or (b) a compound exclusively licensed to Bristol, and which has at least 5 years of exclusivity (which can include data exclusivity, patent exclusivity, or any combination thereof) at the time Bristol acquires the exclusive license.

3.03                        Bristol’s Grant of License to DepoMed.  Bristol hereby grants to DepoMed a royalty-free, worldwide, non-exclusive, irrevocable and paid-up license to the Bristol Patents solely with respect to any product developed by DepoMed that includes metformin and employs DepoMed’s proprietary technology.  DepoMed has the express right to sublicense only to those parties, including DepoMed’s Partner, with whom DepoMed has entered into or enters into an agreement to further develop and/or commercialize a product conceived and developed by DepoMed and employing DepoMed’s proprietary technology and only for that product.

3.04                        The Licenses granted in Paragraphs 3.01, 3.02, and 3.03 are not assignable.

4.0                               Dismissal of Pending Proceedings

4.01                        DepoMed and Bristol agree that they will promptly cause their attorneys to sign and file a Stipulation of Dismissal with Prejudice in the form appended hereto providing for the settlement and dismissal with prejudice of all claims and counterclaims asserted in the Litigation.  The Parties agree to execute promptly any additional documentation necessary to effectuate this dismissal.

5.0                               Mutual Releases

5.01                        Effective as of the date of this Agreement, DepoMed including its administrators, affiliates, predecessors, successors, assigns, officers, directors, employees, trustees, and subsidiaries, hereby releases and forever discharges Bristol and its past and present directors, officers and employees, administrators, agents, attorneys, predecessors, successors, subsidiaries, affiliates, assigns, customers, licensees and other transferees from any and all causes of action, actions, claims, and demands whatsoever in law or in equity relating to the Litigation, and any liabilities, losses, costs and expenses related thereto which DepoMed ever had, now has or which have or could have been brought in the Litigation.

5.02                        Effective as of the date of this Agreement, Bristol including its administrators, affiliates, predecessors, successors, assigns, officers, directors, employees, trustees, and subsidiaries, hereby releases and forever discharges DepoMed, and its past and present directors, officers and employees, administrators, agents, attorneys, predecessors, successors, subsidiaries, affiliates, assigns, customers, licensees and other transferees from any and all causes of action, actions, claims, and demands whatsoever in law or in equity relating to the Litigation, and any liabilities, losses, costs and expenses related thereto which Bristol ever had, now has or which have or could have been brought in the Litigation.

5.03                        Nothing herein shall be construed to release either of the Parties from their respective obligations pursuant to this Settlement Agreement and Release.

5.04                        The mutual releases in paragraphs 5.01 and 5.02 expressly include any claim of ownership or joint inventorship to the DepoMed Patents or the Bristol Patents.  The mutual releases also expressly include any claim arising out of or based upon the Letter Agreement or the resulting collaboration between the Parties, including any and all such claims of trade secret misuse, breach of contract, interference with contract, or other unfair competition, whether based on past or future actions by either of the Parties.

5.05                        Each Party has been advised by legal counsel and is familiar with the provision of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected a settlement with the debtor.”

Each Party knowingly waives any rights it may have under Section 1542, and under any similar provision of any other state or federal law, and the releases provided in Sections 5.01, 5.02 and 5.04 include all causes of action, actions, claims, and demands whatsoever in law or in equity that are not known or are not ascertainable as of the execution of this Settlement Agreement and Release.

5.06                        DepoMed shall not bring in the future, in any tribunal in the world, any claim against Bristol and/or Bristol’s Partners that is based upon conduct or allegations related to the Letter Agreement.  This specifically includes but is not limited to any claims for trade secret violations or unfair competition.

5.07                        Bristol shall not bring in the future, in any tribunal in the world, any claim against DepoMed and/or DepoMed’s Partner that is based upon conduct or allegations related to the Letter Agreement.  This specifically includes but is not limited to any claims for breach of contract, interference with contract, or unfair competition.

6.0                               Confidentiality

6.01                        The specific terms of this agreement shall be confidential and no party may authorize the public disclosure beyond that already made as of the date of this agreement, except by Bristol to Bristol’s Partners and to legal, accounting and financial consultants, unless such disclosure is compelled by a court or administrative agency or otherwise required by law.  In the event a party is compelled or required by law to disclose such information, including but not limited to compliance with the securities laws, reasonable notice shall be provided to the other party, and the extent of such disclosure will not exceed that necessary to comply with applicable law.  With respect to any information contained in a public disclosure permitted under this paragraph, this confidentiality provision no longer applies to such information.

7.0                               The Agreement

7.01                        This Agreement can be amended or modified only in writing executed by the Parties.

7.02                        It is understood and agreed that this Agreement, any consideration given or accepted in connection with it and the releases made in it are all made, given and accepted in settlement and compromise of disputed claims and are not an admission of liability by anyone.

7.03                        Each party has undertaken such independent investigation and evaluation as it deems appropriate and is entering this agreement in reliance on that and not in reliance on any advice, disclosure, representation or information provided by or expected from the other party.  This is an agreement of settlement and compromise, made in recognition that the parties may have different or incorrect understandings, information and contentions, as to facts and law, and with each party compromising and settling any potential correctness or incorrectness of its understandings, information and contentions as to the facts and law.

7.04                        Each party warrants that it has the right to enter into this Agreement and to grant the rights set forth therein, and further warrants that it is under no restriction with respect to the grant of such rights.

8.0                               Universal Provisions

8.01                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.  A signature by facsimile shall be an original.

8.02                        Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by the laws of the State of New York.

8.03                        Severability.  If any provision of this Settlement Agreement and Release is found to be unenforceable or invalid for any reason, the remaining provisions of the Settlement Agreement shall remain in force.

8.04                        Entire Agreement.  This Settlement Agreement and Release constitutes the entire understanding between the parties with respect to the subject matter hereof and replaces and supersedes any previous agreements between the parties, and specifically the “Agreement in Principle to Settle Current Litigation” dated and executed November 7, 2002. There are no understandings, representations, licenses or warranties of any kind, express or implied, not expressly set forth herein.

8.05                        Beneficiaries of Agreement.  Even if not expressly stated, the liabilities and releases implied by this Settlement Agreement and Release apply to the administrators, affiliates, predecessors, successors, assigns, officers, directors, employees, trustees, and subsidiaries of the Parties. The releases and covenants that DepoMed has granted herein inure to the benefit of Bristol’s Partners.  The releases and covenants that Bristol has granted herein inure to the benefit of DepoMed’s Partner.  This paragraph, however, does not apply to extend the scope of the licenses granted in paragraphs 3.01, 3.02 and 3.03.

8.06                        Notice.  Any notice given under this Settlement Agreement shall be in writing and transmitted by registered mail and facsimile addressed to the other party for whom notice is given at the address shown below or at such other address as the addressee shall have furnished in writing to the other party as follows:

If to Bristol:

Bristol-Myers Squibb Company
345 Park Avenue
New York, NY 10154
Attn: General Counsel
Telephone: 212-546-4460
Facsimile: 212-546-9562

With a copy to:

Bristol-Myers Squibb Company
P.O. Box 4000
Princeton, NJ 08543-4000
Attn: Patent Counsel
Telephone: 609-252-4814
Facsimile: 609-252-3265

If to DepoMed:

DepoMed, Inc.
1360 O’Brien Drive
Menlo Park, CA 94025-1436
Attn: President
Telephone: 650-462-5900
Facsimile: 650-462-9993

With a copy to:

Stephen C. Ferruolo
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive
7th Floor
San Diego, CA 92122-1246
Telephone: 858-450-8400
Facsimile: 858-450-8499

IN WITNESS WHEREOF, the parties have caused this Settlement Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY

Dated:	November 22, 2002	By:	/s/ GRAHAM BRAZIER

		Title:	Vice President, Business Development

DEPOMED, INC.

Dated:	November 22, 2002	By:	/s/ JOHN W. FARA

		Title:	President & CEO

The undersigned, as and on behalf of Depomed’s Partner, hereby consents to the license granted to Bristol and Bristol’s Partners in paragraph 3.01 of this Agreement, to the releases granted in paragraph 5.01 of this Agreement, and to the covenants granted in paragraph 5.06 of this Agreement.

BIOVAIL LABORATORIES INCORPORATED

Dated:	22-11-2002	By:	/s/ KENNETH CANCELLARA

		Title:	Senior Vice President and Chief Legal Officer of Biovail Corporation, Parent Corporation of Biovail Laboratories Incorporated

M. Patricia Thayer (No. 090818)
Michael K. Plimack (No. 133869)
Alyssa T. Koo (No. 183248)
Christine Saunders Haskett (No. 188053)
Bethany A. Glover (No. 209423)
HELLER EHRMAN WHITE & McAULIFFE LLP
333 Bush Street
San Francisco, CA 94104-2878
Telephone: (415) 772-6000
Facsimile: (415) 772-6268

John S. Skilton (Wis. Bar No. 1012794)
HELLER EHRMAN WHITE & McAULIFFE LLP
One East Main Street, Suite 201
Madison, WI 53703
Telephone: (608) 663-7460
Facsimile: (608) 663-7499

Attorneys for Plaintiff DEPOMED, INC.

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA
SAN FRANCISCO DIVISION

DEPOMED, INC. :
:	Case No. C 02-0336 WHA

Plaintiff, :	STIPULATION OF DISMISSAL
v. :	WITH PREJUDICE OF ALL
:	CLAIMS AND COUNTERCLAIMS
BRISTOL-MYERS SQUIBB COMPANY, :	PURSUANT TO FED. R. CIV. P. 41
:
Defendant. :
:	The Honorable William H. Alsup

                Plaintiff DepoMed, Inc. and Defendant Bristol-Myers Squibb Company hereby stipulate and agree that pursuant to a settlement agreement between the parties, the above-captioned action, including any and all asserted claims, counterclaims, and third-party claims against Biovail Laboratories Incorporated, is hereby dismissed with prejudice.  Each party shall bear its own costs and attorneys’ fees.

                IT IS SO STIPULATED.

DATED: November ___, 2002	HELLER EHRMAN WHITE & McAULIFFE LLP

By
Michael K. Plimack

	Of	Counsel:
Ed Mandell
20588 Debbie Lane
Saratoga, CA 95070

Attorneys for Plaintiff DEPOMED, INC.

DATED: November ___, 2002	FITZPATRICK, CELLA, HARPER & SCINTO

By
Thomas H. Beck

Attorneys for Defendant BRISTOL-MYERS
SQUIBB COMPANY